CONTACT:   Don Smith                                               Exhibit 99.1
724-352-7520

                   SYLVAN INC. ANNOUNCES FIRST QUARTER RESULTS

Saxonburg, PA - May 13, 2003: Sylvan Inc. (Nasdaq: SYLN) today reported net income of $833,000, or $.16 per share, for the quarter ended March 30, 2003, as compared with $1,216,000, or $.22 per share, for the first quarter of 2002. Consolidated operating income for the 2003 quarter decreased 24%, when compared with the corresponding 2002 quarter, reflecting a 13% decrease in operating income from the Spawn Products Segment and a 5% increase in operating income from the Fresh Mushrooms Segment.

Corporate expenses increased 23% and related primarily to the company recording a net periodic pension expense of $167,500 during the quarter ended March 30, 2003 from a pension plan of a former subsidiary, as compared with a net periodic pension benefit of $37,500 for the quarter ended March 31, 2002. This was due to poor plan asset performance and a decrease in the plan's discount rate assumption.


SEGMENT INFORMATION
-------------------
(In thousands)

                                       Spawn Products Segment                        Fresh Mushrooms Segment
                                  2003          2002       % Change             2003          2002        % Change
                                  ----          ----       --------             ----          ----        --------
Net Sales                       $15,452       $15,006         + 3              $7,258        $6,239         + 16
Operating Income                  2,237         2,566         -13                 853           816         + 5

SPAWN PRODUCTS SEGMENT

Net sales of spawn and spawn-related products increased 3%. The effect of a weaker U.S. dollar on overseas sales increased net sales on a quarter-over-quarter comparison by $2.4 million. Spawn product sales volume decreased 7%, with a 1% decrease in the Americas and a 10% decrease in overseas markets. Most of the volume decrease in the overseas markets was associated with a reduction in sales to French and U.K. mushroom growers. Sales of disease-control agents and nutritional supplements increased 3% and accounted for 15% of Sylvan's consolidated net sales for the first quarter.

The overseas U.S. dollar-equivalent selling price was 20% higher during the first quarter of 2003, as compared with the corresponding quarter of 2002, primarily due to the weakening of the U.S. dollar. Overseas local currency selling prices decreased approximately 1%. The selling price in the Americas decreased 5% because adjustments were made to the pricing structure in order to compete with the lower-priced spawn offerings of other suppliers.

Operating expenses increased 6% when compared with the first quarter of 2002. Within operating expenses, cost of sales was 56% of net sales, as compared with 53% for the corresponding 2002 quarter. Spawn production in overseas markets was 16% lower than for the first quarter of 2002, spreading costs that are primarily fixed in nature over fewer units. The overall discard rate for spawn production was 5% for both the first quarter of 2003 and the first quarter of 2002. Operating income, as a percentage of net sales, was 14% for the first quarter of 2003, as compared with 17% for the first quarter of 2002. Operating income was positively impacted by the weakening of the U.S. dollar, with an effect of approximately $260,000. The company's Bioproducts division recorded operating income of $11,000 for the first quarter of 2003. This is an improvement of approximately $150,000 over the operating loss recorded for the first quarter of 2002.

FRESH MUSHROOMS SEGMENT

Net sales of fresh mushrooms increased during the current quarter to $7.3 million, as compared with $6.2 million for the corresponding period of 2002. The Fresh Mushrooms Segment had an 8% quarter-to-quarter increase in the number of pounds sold, while the average selling price per pound was virtually unchanged.

Quincy sold $0.8 million of ready-to-grow mushroom compost to its satellite farms and purchased $1.3 million of high-quality mushrooms from the satellites for immediate resale to its third-party wholesaler during the first quarter of 2003. By comparison, Quincy sold $0.3 million of ready-to-grow mushroom compost to its satellite farms and purchased $0.6 million of high-quality mushrooms in the first quarter of 2002.

The cost of sales in the segment was $5.1 million, or 70% of net sales, for the quarter ended March 30, 2003, as compared with $4.2 million, or 67%, for the 2002 first quarter. The increase in the cost of sales percentage was primarily due to the increase in the purchase of mushrooms from the satellite farms. The increased sale of ready-to-grow mushroom compost to the satellite farms contributed to the improved financial results. The Fresh Mushrooms Segment operating income for the quarter was $0.9 million, or 12% of net sales, and was 5% greater than the amount reported for the first quarter of 2002.

OUTLOOK

Sylvan Chairman and CEO Dennis C. Zensen commented, "Our fresh mushroom operations contributed a strong operating income for the first quarter of 2003. The improvement in the Bioproducts operating income is encouraging, but it is too early to tell whether a trend is evident. Our Spawn Products Segment was slightly short of expectations, primarily due to the sales decline in France, the United Kingdom and the United States. We expect these lower spawn sales volumes to continue for the foreseeable future and this could negatively impact earnings."

ABOUT SYLVAN

A leader in fungal technology, Sylvan Inc. is a preeminent worldwide producer and distributor of products for the mushroom industry, specializing in spawn (the equivalent of seed for mushrooms) and other spawn-related products and services, and is a major grower of fresh mushrooms in the United States.

FORWARD-LOOKING STATEMENT

Mr. Zensen's comment contains "forward-looking statements." These references to sales volumes and earnings are based on currently available competitive, financial and economic data and on the company's operating plans. However, expectations are inherently uncertain. Events could turn out to be significantly different, depending upon such factors as mushroom growing process consistencies, competitive conditions in the mushroom market in general, pricing and product initiatives of the company's spawn business competitors, changes in currency and exchange risks and acts of terrorism or war or concerns of the public about such acts or threats of such acts.

CONFERENCE CALL

Sylvan will not conduct a conference call to discuss results for the first quarter of 2003.

                                                                    May 13, 2003

                          SYLVAN INC. AND SUBSIDIARIES

                   Condensed Consolidated Statements of Income
                        (In thousands except share data)

                                                                      Three Months Ended
                                                             Mar. 30, 2003       Mar. 31, 2002
                                                             ---------------   ---------------
                                                              (Unaudited)         (Unaudited)

Net sales                                                     $   22,382          $   20,918

Operating costs and expenses:
   Cost of sales                                                  13,791              12,078
   Selling, administration, research and development               5,302               5,171
   Depreciation                                                    1,557               1,394
                                                              ----------          ----------
                                                                  20,650              18,643
                                                              ----------          ----------

Operating income                                                   1,732               2,275

Interest expense                                                     422                 430

Other income                                                           4                   3
                                                              ----------          ----------

Income before income taxes                                         1,314               1,848

Income tax expense                                                   434                 610

Minority interest                                                     47                  22
                                                              ----------          ----------

Net income                                                    $      833          $    1,216
                                                              ----------          ----------

Diluted earnings per share                                    $     0.16          $     0.22
                                                              ----------          ----------

Equivalent diluted shares                                      5,144,419           5,481,924


                      Condensed Consolidated Balance Sheets
                                 (In thousands)

Assets                        Mar. 30, 2003  Dec. 29, 2002  Liabilities and Equity        Mar. 30, 2003   Dec. 29, 2002
                                (Unaudited)                                                (Unaudited)
Cash and equivalents             $  6,857      $  5,624     Short-term debt                  $    186       $    223
Accounts receivable, net           14,187        14,399     Accounts payable                    4,115          3,895
Inventories                        12,578        11,425     Other current liabilities           5,090          5,729
Other current assets                3,006         2,989                                      --------       --------
                                 --------      --------     Total current liabilities        $  9,391       $  9,847
Total current assets             $ 36,628      $ 34,437
                                                            Long-term debt                     39,147         38,162
                                                            Other long-term liabilities         9,786          9,794
Fixed assets, net                  58,878        58,787     Minority interest                   1,788          1,741
Other assets                       13,641        13,582     Shareholders' equity               49,035         47,262
                                 --------      --------                                      --------       --------
Total assets                     $109,147      $106,806     Total liabilities and equity     $109,147       $106,806
                                 --------      --------                                      --------       --------